Exhibit 99(a) 1

BIG RIVER RESOURCES, LLC

CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2012 and 2011

CHRISTIANSON & ASSOCIATES, PLLP
Certified Public Accountants and Consultants
Willmar, Minnesota

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors
Big River Resources, LLC
West Burlington, Iowa

We have audited the accompanying consolidated financial statements of Big River Resources, LLC (an Iowa limited liability company), which comprise the consolidated balance sheets as of December 31, 2012 and 2011 and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America and for designing, implementing, and maintaining internal control relevant to the preparation and fair presentation of the financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

 We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Big River Resources, LLC as of December 31, 2012 and 2011 and the results of its operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

CHRISTIANSON & ASSOCIATES, PLLP
Certified Public Accountants and Consultants

February 15, 2013

BIG RIVER RESOURCES, LLC
CONSOLIDATED BALANCE SHEETS
December 31, 2012 and 2011

	2012	2011
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$22,127,817	$27,484,477
Receivables	30,084,594	13,279,833
Inventories	78,864,432	83,315,365
Prepaid expenses	1,578,818	1,821,442
Derivative instruments	7,223,158	13,956,547

TOTAL CURRENT ASSETS	139,878,819	139,857,664

PROPERTY AND EQUIPMENT
Land and land improvements	41,458,998	41,449,528
Building structure	78,457,946	78,435,674
Grain equipment	43,420,966	42,791,885
Process equipment	322,265,389	321,559,477
Other equipment	9,438,351	9,291,731
Construction in progress	216,697	35,583
	495,258,347	493,563,878
Accumulated depreciation	(131,153,588)	(96,395,970)
	364,104,759	397,167,908

OTHER ASSETS
Investments	9,843,490	7,318,962
Deposits	200,000	200,000
Notes receivable	292,351	307,541
Financing costs, net of amortization	1,362,365	1,528,186
	11,698,206	9,354,689

TOTAL ASSETS	$515,681,784	$546,380,261

See notes to consolidated financial statements.

BIG RIVER RESOURCES, LLC
CONSOLIDATED BALANCE SHEETS
December 31, 2012 and 2011

	2012	2011
LIABILITIES AND MEMBERS’ EQUITY

CURRENT LIABILITIES
Checks written in excess of funds on deposit	$2,588,966	$1,262,066
Payables
Trade	42,446,419	26,851,627
General	8,086,876	8,344,706
Accrued expenses	3,895,236	6,134,052
Deferred sales	6,849,007	2,748,123
Current maturities of long-term debt	26,998,477	27,457,874

TOTAL CURRENT LIABILITIES	90,864,981	72,798,448

LONG-TERM DEBT, less current maturities	87,301,070	111,928,348

MEMBERS’ EQUITY
Members’ capital	308,508,860	328,429,511
Noncontrolling interest	29,006,873	33,223,954
	337,515,733	361,653,465

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$515,681,784	$546,380,261

See notes to consolidated financial statements.

BIG RIVER RESOURCES, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2012 and 2011

	2012	2011

SALES	$1,135,955,535	$1,162,307,802

COST OF SALES	1,115,304,657	1,057,101,237

GROSS PROFIT	20,650,878	105,206,565

OPERATING EXPENSES	14,128,944	15,861,359

INCOME FROM OPERATIONS	6,521,934	89,345,206

OTHER INCOME (EXPENSES)
Interest expense	(6,264,357)	(6,994,003)
Investment income	4,900,699	4,560,743
Other income (expense)	(103,683)	635,487
	(1,467,341)	(1,797,773)

NET INCOME BEFORE NONCONTROLLING INTEREST	5,054,593	87,547,433

NONCONTROLLING INTEREST IN SUBSIDIARY’S INCOME	(2,255,381)	(16,163,118)

NET INCOME	$2,799,212	$71,384,315

See notes to consolidated financial statements.

BIG RIVER RESOURCES, LLC
CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY
Years Ended December 31, 2012 and 2011

	Members’ Equity	Noncontrolling Interest

Balance - December 31, 2010	$277,699,596	$21,515,080

Distributions to members	(20,654,400)	(4,454,244)

Net income	71,384,315	16,163,118

Balance - December 31, 2011	328,429,511	33,223,954

Distributions to members	(22,719,863)	(6,472,462)

Net income	2,799,212	2,255,381

Balance - December 31, 2012	$308,508,860	$29,006,873

See notes to consolidated financial statements.

BIG RIVER RESOURCES, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2012 and 2011

	2012	2011
OPERATING ACTIVITIES
Net income	$2,799,212	$71,384,315
Charges to net income not affecting cash and cash equivalents
Depreciation and amortization	35,096,289	28,810,264
Loss on derivative instruments	14,563,092	40,131,892
Investment earnings	(2,508,338)	(2,541,918)
Noncontrolling interest in subsidiaries’ gain	2,255,381	16,163,118
Decrease (increase) in current assets
Receivables	(16,804,761)	(4,952,617)
Inventories	4,450,933	(1,308,617)
Net cash paid on derivative instruments	(7,829,703)	(16,489,040)
Prepaid expenses	241,624	(135,443)
Increase (decrease) in current liabilities
Payables	15,336,962	14,175,250
Accrued expenses	(2,238,816)	858,976
Deferred sales	4,100,884	1,137,272

NET CASH PROVIDED BY OPERATING ACTIVITIES	49,462,759	147,233,452

INVESTING ACTIVITIES
Purchase of property and equipment	(1,697,219)	(74,738,822)
Net proceeds from sale of investments	—	309,000

NET CASH USED IN INVESTING ACTIVITIES	(1,697,219)	(74,429,822)

FINANCING ACTIVITIES
Payments for financing costs	(170,100)	(225,376)
Principal payments on long-term debt	(20,956,684)	(64,361,097)
Proceeds from long-term debt borrowings	—	53,250,000
Net payments on long-term revolving loan	(4,129,991)	(24,207,891)
Net payments on revolving line of credit	—	(6,000,000)
Checks written in excess of funds on deposit	1,326,900	1,262,066
Noncontrolling distributions	(6,472,462)	(4,454,244)
Distributions to members	(22,719,863)	(20,654,400)

NET CASH USED IN FINANCING ACTIVITIES	(53,122,200)	(65,390,942)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(5,356,660)	7,412,688

CASH AND CASH EQUIVALENTS - beginning of year	27,484,477	20,071,789

CASH AND CASH EQUIVALENTS - end of year	$22,127,817	$27,484,477

See notes to consolidated financial statements.

BIG RIVER RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS - Big River Resources, LLC, its wholly-owned subsidiaries, Big River Resources West Burlington, LLC (West Burlington), Big River Resources Galva, LLC (Galva), Big River Resources Boyceville, LLC (Boyceville), its 50% joint venture Big River Resources Grinnell, LLC (Grinnell) and its 50.5% ownership in Big River United Energy, LLC, (collectively, the company) are limited liability companies.

West Burlington owns and operates an ethanol plant located in West Burlington, Iowa with an annual production nameplate capacity of 92 million gallons of denatured ethanol. The company produces ethanol, non-food oil and distillers grains for commercial sales throughout the United States. The company operates grain elevators near Monmouth and Edgington, Illinois which buy corn and soybeans from farmers as a reserve corn supply to the ethanol operations in West Burlington, Iowa and Galva, Illinois and for soybean sales throughout the United States.

Galva owns and operates a 100 million gallon annual production nameplate capacity ethanol plant near Galva, Illinois. The company produces ethanol, distillers grains and non-food oil for commercial sales throughout the United States and exports.

Boyceville was formed on October 6, 2011 to acquire and operate an ethanol plant located in Boyceville, Wisconsin with an annual production nameplate capacity of 55 million gallons. The company began production of ethanol, distillers grains, and non-food oil for commercial sales throughout the United States and exports in December 2011.

Grinnell is a development stage company that was organized to construct an ethanol plant near Grinnell, Iowa with a planned annual nameplate capacity of 100 million gallons. As of December 31, 2012, the company has no formal plans to develop the plant.

Big River United Energy, LLC owns and operates an ethanol plant located in Dyersville, Iowa with an annual production nameplate capacity of 100 million gallons of denatured ethanol. The company produces ethanol, distillers grains and non-food oil for commercial sales throughout the United States and exports.

PRINCIPLES OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of Big River Resources, LLC, and its subsidiaries. All significant intercompany account balances and transactions have been eliminated. The company accounts for its investment in Grinnell on a consolidated basis because it is a variable interest entity and the company is its primary beneficiary.

FISCAL REPORTING PERIOD - The company has adopted a fiscal year ending December 31 for reporting financial operations.

BIG RIVER RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period.

REVENUE RECOGNITION - Revenues from the production of ethanol, distillers grains, and non-food oil are recorded at the time title to the goods and all risks of ownership transfer to customers and the settlement price is realizable. Denatured ethanol, distillers grains and non-food oil are generally shipped FOB shipping point. Undenatured ethanol is generally shipped FOB destination.

CASH AND CASH EQUIVALENTS - The company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

CONCENTRATIONS OF CREDIT RISK - The company extends credit to its customers in the ordinary course of business. The company performs periodic credit evaluations of its customers and generally does not require collateral. The company’s operations may vary with the volatility of the commodity markets. The company’s cash balances are maintained in bank depositories and periodically exceed federally insured limits.

RECEIVABLES - The company has engaged the services of national marketers to sell substantially all of its ethanol and a portion of its distillers production. The marketers handle nearly all sales functions including billing, logistics, and sales pricing. Once product is shipped, the marketers assume the risk of payment from the consumer and handle all delinquent payment issues. The company markets its own grain, local distillers grains and non-food oil. The company generally bills weekly with payments due within 10 days of the invoice date, and considers accounts older than 30 days from the stated due date to be delinquent and would generally initiate collection procedures. If the collection procedures have not provided collection within one year of the invoice date, management generally will write off the account as a bad debt. Trade receivables are recorded net of anticipated uncollectible amounts. As of December 31, 2012 and 2011, there was no allowance for uncollectible amounts.

INVENTORIES - The company’s method of accounting for ethanol, ethanol production in process, co-products, corn inventories, and soybeans and corn held at the elevators is valued at net realizable value (NRV). The parts, chemicals and ingredients inventories are recorded at the lower of cost (average cost method) or market method (LCM).

PROPERTY AND EQUIPMENT - Property and equipment are stated at the lower of cost or fair value. Significant additions and betterments are capitalized with expenditures for maintenance, repairs and minor renewals being charged to operations as incurred.

BIG RIVER RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

PROPERTY AND EQUIPMENT (continued)

Depreciation is computed using the straight-line method over the following estimated useful lives:

Land improvements	15–20 years
Building structure	5–20 years
Grain equipment	5–20 years
Process equipment	5–20 years
Other equipment	3–15 years

Construction in progress will be depreciated using the straight-line method over various estimated useful lives once the assets are placed into service.

The company reviews its property and equipment for impairment whenever events indicate that the carrying amount of the asset may not be recoverable. An impairment loss is recorded when the sum of the future cash flows is less than the carrying amount of the asset. The company did not recognize any long-lived asset impairment loss for the years ended December 31, 2012 and 2011.

DERIVATIVE INSTRUMENTS - The company recognizes its derivatives in the balance sheet and measures these instruments at fair value. In order for a derivative to qualify as a hedge, specific criteria must be met and appropriate documentation maintained. Gains and losses from derivatives that do not qualify as hedges, or are undesignated, must be recognized immediately in earnings. If the derivative does qualify as a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will be either offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. Derivatives qualify for treatment as hedges when there is a high correlation between the change in fair value of the derivative instrument and the related change in value of the underlying hedged item.

Furthermore, the company must designate the hedging instruments based upon the exposure being hedged as a fair value hedge or a cash flow hedge. The company’s derivatives are not designated as hedges for accounting purposes. For derivative instruments that are not accounted for as hedges, the change in fair value is recorded through earnings in the period of change.

The company records its forward purchase and sales commitments at fair value as derivative instruments which the company believes to represent more accurate financial reporting. These contracts are marked to market as an asset or liability and a corresponding gain or loss is recognized for the change in market value.

BIG RIVER RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

INVESTMENTS - Investments include stock in a lending cooperative bank and in the company’s cooperative ethanol marketer and membership units in an ethanol plant located in Mitchell County, Iowa. The company records the investments in the cooperative bank and ethanol marketer at cost which includes its share of the allocated patronage equities. The membership units in the ethanol plant are recorded at cost.

DEPOSITS - Deposits include monies deposited for a distilled spirits bond and is recorded at the scheduled recoverable value.

NOTES RECEIVABLE - The company has sold real estate properties and provided long term financing to the purchasers in the form of notes which are carried as other non-current assets. The notes are on a 30 year amortization schedule with balloon payments due in 2015 and 2016 and bear interest at 5.5%. The current portion of these notes as of December 31, 2012 and 2011 is approximately $7,600 and $4,300, respectively, which is included in receivables.

FINANCING COSTS - Financing costs are recorded at cost and include expenditures directly related to securing debt financing. Amortization is computed using the straight-line method over the loans’ terms.

DEFERRED SALES - The company receives advances for ethanol shipments based on provisional pricing prior to the recognition of the sale. These advances are carried as current liabilities on the balance sheet until the criteria to recognize the revenue is met and the sale is recognized. As of December 31, 2012 and 2011, the company has received $6,849,007 and $2,748,123 respectively in advances for shipments which have not met the revenue recognition criteria.

NONCONTROLLING INTEREST - Noncontrolling interest represents the noncontrolling partners’ share of the equity and income of Big River Resources Grinnell, LLC and Big River United Energy, LLC. Noncontrolling interests are classified in the consolidated statements of operations as a part of net income and the accumulated amount of noncontrolling interests are classified in the consolidated balance sheets as a part of members’ equity.

FAIR VALUE OF FINANCIAL INSTRUMENTS - Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or most advantageous market. The fair value of an asset or liability is determined based on a hierarchy. The fair value hierarchy has three levels of inputs, both observable and unobservable.

BIG RIVER RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE A: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

FAIR VALUE OF FINANCIAL INSTRUMENTS (continued) - Fair value is determined using the lowest possible level of input. Level 1 inputs include quoted market prices in an active market for identical assets or liabilities. Level 2 inputs are market data, other than Level 1, that are observable either directly or indirectly. Level 2 inputs include quoted market prices for similar assets or liabilities, quoted market prices in an inactive market, and other observable information that can be corroborated by market data. Level 3 inputs are unobservable and corroborated by little or no market data.

Except for those assets and liabilities which are required by authoritative accounting guidance to be recorded at fair value in its balance sheets, the company has elected not to record any other assets or liabilities at fair value. No events occurred during the years ended December 31, 2012 and 2011 that would require adjustment to the recognized balances of assets or liabilities which are recorded at fair value on a nonrecurring basis.

The carrying value of cash, accounts receivable, accounts payable and accrued expenses approximates fair value. It is not currently practicable to estimate the fair value of the debt financing. Because these agreements contain certain unique terms, covenants, and restrictions, as discussed in Note F, there are no readily determinable similar instruments on which to base an estimate of fair value.

INCOME TAXES - The company is organized as a limited liability company under state law and is treated as a partnership for income tax purposes. Under this type of organization, the company’s earnings pass through to the members and are taxed at the member level. The company files income tax returns in the U.S. federal jurisdiction and in the states of Iowa, Illinois and Wisconsin. As of December 31, 2012, the company is no longer subject to U.S. federal and state income tax examinations by tax authorities for tax years before 2009.

NOTE B: INVENTORIES

	2012	2011
Ethanol	$23,820,559	$26,596,823
Production in process	8,900,880	8,868,315
Distiller grains	2,357,447	1,993,608
Corn	18,407,059	19,241,805
Non-food oil	184,801	126,913
Spare parts	4,566,848	4,026,725
Chemicals and ingredients	1,602,529	1,924,992
Corn and soybeans held at elevators	19,024,309	20,536,184
	$78,864,432	$83,315,365

BIG RIVER RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE C: DERIVATIVE INSTRUMENTS

The company enters into derivative transactions to hedge its exposure to commodity price fluctuations. The company does not enter into derivative transactions for trading or speculative purposes.

The company hedges substantially all of its corn, soybeans, ethanol, and co-product inventories as well as its future purchase and sales contracts to the extent considered necessary for minimizing risk from market price fluctuations. In connection with the execution of forward contracts, the company normally elects to create a hedging relationship by executing an exchange traded futures contract as an offsetting position. In this situation, the forward contract is valued at market price until delivery is made against the contract.

The amounts recorded on the balance sheet represent the current fair market value of the instruments as determined by the broker with adjustments made by management for local basis and cash margin deposits. The company has categorized the cash flows related to the derivative activities in the same category as the item being hedged. Management expects all open positions outstanding as of December 31, 2012 to be realized within the next fiscal year.

The open derivative instruments as of December 31, 2012 are as follows:

Ethanol Plants

Forward purchase contracts
Corn	10,176,000	Bu
Natural gas	255,500	MMBtu

Forward sales contracts
Ethanol	1,227,000	Gal
Distillers grains	97,000	Ton
Non-food oil	5,870,000	Pounds

Positions on the Chicago Board of Trade
Corn (short)	13,160,000	Bu
Corn (long)	220,000	Bu
Ethanol (short)	2,150,000	Gal

BIG RIVER RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE C: DERIVATIVE INSTRUMENTS (continued)

Grain Elevators

Forward purchase contracts
Corn	1,140,000	Bu
Soybeans	47,000	Bu

Forward sales contracts
Corn	523,000	Bu
Soybeans	6,000	Bu

Positions on the Chicago Board of Trade
Corn (short)	2,950,000	Bu
Soybeans (short)	15,000	Bu

The following tables provide details regarding the company’s derivative financial instruments at December 31, 2012 and 2011, none of which are designated as hedging instruments:

	2012

	Balance Sheet location	Assets	Liabilities
Commodity contracts	Derivative instruments	$7,223,158	$—

	Statement of Operations location	Loss recognized for the year ended December 31, 2012
Commodity contracts	Cost of sales	$(14,563,092)

	2011

	Balance Sheet location	Assets	Liabilities
Commodity contracts	Derivative instruments	$13,956,547	$—

	Statement of Operations location	Loss recognized for the year ended December 31, 2011
Commodity contracts	Cost of sales	$(40,131,892)

BIG RIVER RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE D: FAIR VALUE MEASUREMENTS

The following tables provide information on those assets measured at fair value on a recurring basis as of December 31, 2012 and 2011:

	2012

	Carrying Value in Balance Sheet at December 31, 2012	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Financial Assets
Derivative instruments	$7,223,158	$5,824,832	$1,398,326	$—

	2011

	Carrying Value in Balance Sheet at December 31, 2011	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Financial Assets
Derivative instruments	$13,956,547	$11,412,775	$2,543,772	$—

The company determines the fair value of the derivative instruments shown in the table above by obtaining fair value measurements from an independent pricing service. The fair value measurements for Level 1 inputs consider observable data that may include dealer quotes and live exchange trading levels. The fair value measurements for Level 2 inputs consider observable data that may include dealer quotes and live exchange trading levels adjusted for local basis.

NOTE E: SHORT-TERM DEBT

West Burlington

The company has a revolving line of credit with CoBank. The company may advance up to a maximum of $35 million until expiration on October 1, 2013. Interest is paid in accordance with one or more of the following interest rate options: a rate equal to 2.95% above the rate quoted by the British Bankers Association on the one-month LIBOR index, an agent quoted fixed per annum rate or a fixed rate of LIBOR plus 2.95% (3.16% at December 31, 2012). The company shall select the applicable rate option at the time of each loan request. Advances under the agreement are limited based on the borrowing base report. The loan is secured by substantially all assets and a mortgage on real estate.

BIG RIVER RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE E: SHORT-TERM DEBT (continued)

West Burlington (continued)

In addition, the company agrees to pay a monthly commitment fee at a rate of 0.30% of the average daily unused portion of the commitment. As of December 31, 2012 and 2011, the company has no amounts drawn under this line of credit.

Galva

The company has a revolving line of credit with CoBank. The company can advance up to a maximum of $10,000,000 until expiration on October 1, 2013. Interest is paid in accordance with one or more of the following interest rate options: a rate equal to 2.95% above the rate quoted by the British Bankers Association on the one-month LIBOR index, an agent quoted fixed per annum rate or a fixed rate of LIBOR plus 2.95% (3.16% as of December 31, 2012). The company shall select the applicable rate option at the time of each loan request. Advances under the agreement are limited based on the borrowing base report. The loan is secured by substantially all assets and a mortgage on real estate.

In addition, the company agrees to pay a monthly commitment fee at a rate of 0.30% of the average daily unused portion of the commitment. As of December 31, 2011 and 2010, the company has no amounts drawn under this line of credit.

Boyceville

The company has a revolving line of credit with Agstar Financial Services. The company can advance up to a maximum of $10,000,000 until expiration on August 1, 2013. Interest is paid in accordance with one or more of the following interest rate options: a rate equal to 3.25% above the rate quoted by the British Bankers Association on the one-month LIBOR index, an agent quoted fixed per annum rate or a fixed rate of LIBOR plus 3.25% (3.46% at December 31, 2012). The company shall select the applicable rate option at the time of each loan request. Advances under the agreement are limited based on the borrowing base report. The loan is secured by substantially all assets and a mortgage on real estate.

In addition, the company agrees to pay a monthly commitment fee at a rate of 0.40% of the average daily unused portion of the commitment. As of December 31, 2012 and 2011, the company has no amounts drawn under this line of credit.

Big River United Energy, LLC

Until it expired in 2012, the company had a revolving line of credit with AgStar. The company could advance up to a maximum of $17,000,000. Interest was paid at a variable rate of 3% plus the greater of the one month LIBOR rate or 2%. Advances under the agreement were limited based on the borrowing base report. The loan was secured by substantially all assets and a mortgage on real estate. In addition, the company agreed to pay a monthly commitment fee at a rate of 0.5% of the average daily unused portion of the commitment. As of December 31, 2012 and 2011, the company had no outstanding balance under this line of credit.

BIG RIVER RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE F: LONG-TERM DEBT

	2012	2011
Promissory note payable to CHS Capital LLC due in monthly installments of $83,333 plus interest at a variable rate of 5% plus the one-month LIBOR (currently 5.209%), maturing December 2016, secured by personal property including investments.	$9,000,004	$10,000,000

West Burlington
Term loan, further terms detailed below.	23,250,000	30,000,000

Non-interest bearing note payable to Eastern Iowa Light and Power payable at $4,167 per month beginning in January 2010 until January 2018 secured by letter of credit - Note M.	250,000	300,000

Non-interest bearing note payable to Eastern Iowa Light and Power payable at $3,704 per month until October 2014, secured by letter of credit - Note M.	77,777	122,222

Galva
Term loan, further terms detailed below.	14,039,227	23,470,653

Revolving term loan, further terms detailed below.	7,582,068	—

Boyceville
Revolving Term loan, further terms detailed below.	10,977,408	25,973,588

Revolving Term loan 2, further terms detailed below.	4,000,000	—

Big River United Energy, LLC
CoBank
Revolving term loan, further terms detailed below.	42,404,032	—

Revolving term loan, further terms detailed below.	2,719,031	—

Revolving line of credit, further terms detailed below.	—	—

AgStar
Fixed term loan, further terms detailed below.	—	25,477,164

Variable term loan, further terms detailed below.	—	24,042,595
	114,299,547	139,386,222
Current maturities	(26,998,477)	(27,457,874)
	$87,301,070	$111,928,348

BIG RIVER RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE F: LONG-TERM DEBT (continued)

Long-term debt maturities are as follows:

Years Ending December 31,
2013	$26,998,477
2014	21,622,555
2015	18,777,404
2016	27,632,080
2017	12,550,000
Thereafter	6,719,031
$114,299,547

West Burlington

The company entered into a credit agreement with CoBank which includes a term loan for $35,000,000 and revolving term loans of $16,000,000 and $4,000,000. The loans are secured by substantially all assets and a mortgage on real estate.

For each of the loans, the company is required to pay interest monthly on the unpaid balance in accordance with one or more of the following interest rate options: a rate equal to 2.95% above the rate quoted by the British Bankers Association on the one-month LIBOR index, an agent quoted fixed per annum rate or a fixed rate of LIBOR plus 2.95% (3.16% at December 31, 2012). The company shall select the applicable rate option at the time of each loan request.

The loans described above are subject to a common credit agreement with various financial and non-financial covenants that limit distributions, and include net worth and working capital requirements.  As of December 31, 2012 and 2011, the company was in compliance with all financial and non-financial covenants.

Specific terms for each loan are as follows:

Term loan

The company is required to make 12 quarterly principal installments of $2,250,000 beginning in May 2012 until February 2015 with a final installment in an amount equal to the remaining unpaid balance in May 2015.

Revolving term loans

For the $16,000,000 revolving term loan, the company is required to make semi-annual principal payments beginning on November 2015 until May 2017 of a reducing commitment amount as follows:

Payment Date	Commitment Amount
November 1, 2015	$12,000,000
May 1, 2016	8,000,000
November 1, 2016	4,000,000
May 1, 2017	—

BIG RIVER RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE F: LONG-TERM DEBT (continued)

West Burlington (continued)

For the $4,000,000 revolving term loan, the company is required to repay the outstanding loan balance at the time the commitment expires on November 1, 2017.

In addition, on each of the revolving term loans, the company agrees to pay a monthly commitment fee at a rate of 0.5% of the average daily unused portion of the commitment. As of December 31, 2012 and 2011, the company has no amounts outstanding on the revolving term loans.

Galva

The company entered into a credit agreement with CoBank to partially finance the construction of the plant.  Under the credit agreement, the lender has provided a term loan for $70,000,000 and a revolving term loan of $20,000,000. The loans are secured by substantially all assets and mortgage on real estate.

For each of the loans, the company is required to pay interest monthly on the unpaid balance in accordance with one or more of the following interest rate options: a rate equal to 2.95% above the rate quoted by the British Bankers Association on the one-month LIBOR index, an agent quoted fixed per annum rate or a fixed rate of LIBOR plus 2.95% (3.16% as of December 31, 2012). The company shall select the applicable rate option at the time of each loan request.

The loans described above are subject to a common credit agreement with various financial and non-financial covenants that limit distributions, and include net worth and working capital requirements. As of December 31, 2012 and 2011, the company was in compliance with all financial and non-financial covenants.

Term loan

The company is required to make quarterly principal installments of $2,625,000 which began in December 2009 until March 2014 with a final installment in an amount equal to the remaining unpaid balance in June 2014.  In addition to the required payments, beginning with the year ending 2009 and ending with the year ending 2011, the company was required to make additional principal payments equal to 75% of the company’s excess cash flow as defined in the loan agreement. Based on the operating results for the year ended December 31, 2011, the company was required to make an additional principal payment of $11,556,425 in 2012, of which $10,000,000 had been prepaid prior to December 31, 2011. The remaining $1,556,425 was included in current maturities of long-term debt as of December 31, 2011.

BIG RIVER RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE F: LONG-TERM DEBT (continued)

Galva (continued)

Revolving term loan

The company is required to repay the outstanding loan balance at the time the commitment expires on June 1, 2016.

In addition, the company agrees to pay a monthly commitment fee at a rate of 0.5% of the average daily unused portion of the commitment.

Boyceville

The company entered into a credit agreement with Agstar Financial Services which includes revolving term loans of $26,000,000 and $4,000,000. The loans are secured by substantially all assets and a mortgage on real estate.

The loans described above are subject to a common credit agreement with various financial and non-financial covenants that limit distributions, require minimum debt service coverage, net worth and working capital requirements.  As of December 31, 2012 and 2011, the company was in compliance with all financial and non-financial covenants.

Specific terms for each loan are as follows:

The $26,000,000 revolving term loan requires the company to pay interest monthly on the unpaid balance in accordance with one or more of the following interest rate options: a rate equal to 3.5% above the rate quoted by the British Bankers Association on the one-month LIBOR index, an agent quoted fixed per annum rate or a fixed rate of LIBOR plus 3.5% (3.71% at December 31, 2012). The company shall select the applicable rate option at the time of each loan request.  The company is required to make quarterly principal payments beginning on October 20, 2012 until January 20, 2017 reducing the commitment available under the agreement by $1,500,000 each quarter. In December 2012, the company made a $13,522,592 prepayment on this revolving term loan, which can be drawn against for future working capital.

The $4,000,000 revolving term loan 2 requires the company to pay interest monthly on the unpaid balance based on a rate equal to 3.5% above the rate quoted by the British Bankers Association on the one-month LIBOR index (3.71% at December 31, 2012).

The company is required to make quarterly principal payments beginning on April 20, 2017 until October 20, 2017 of a reducing commitment amount as follows:

Payment Date	Commitment Amount
April 20, 2017	$2,500,000
July 20, 2017	1,000,000
October 20, 2017	—

BIG RIVER RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE F: LONG-TERM DEBT (continued)

Boyceville (continued)

In addition, on each of the revolving term loans, the company agrees to pay monthly commitment fee at a rate of 0.65% of the average daily unused portion of the commitment.

Big River United Energy, LLC

CoBank

In December 2012, the company entered into a credit agreement with CoBank which includes revolving term loans of $44,000,000 and $6,000,000 and a revolving line of credit of $25,000,000. The loans are secured by substantially all assets and a mortgage on real estate.

For each of the revolving term loans, the company is required to pay interest monthly on the unpaid balance in accordance with one or more of the following interest rate options: a rate equal to 3.15% above the rate quoted by the British Bankers Association on the one-month LIBOR index, an agent quoted fixed per annum rate or a fixed rate of LIBOR plus 3.15% (3.36% at December 31, 2012). The company shall select the applicable rate option at the time of each loan request.

The company is required to pay interest on the revolving line of credit in accordance with one or more of the following interest rate options: a rate equal to 2.9% above the rate quoted by the British Bankers Association on the one-month LIBOR index, an agent quoted fixed per annum rate or a fixed rate of LIBOR plus 2.9% (3.11% at December 31, 2012). The company shall select the applicable rate option at the time of each line of credit request.

The loans described above are subject to a common credit agreement with various financial and non-financial covenants that limit distributions, and include net worth and working capital requirements.  As of December 31, 2012 and 2011, the company was in compliance with all financial and non-financial covenants.

Specific terms for each loan are as follows:

For the $44,000,000 revolving term loan, the company is required to repay the outstanding loan balance as of the maturity date of June 1, 2018. The available balance has a reducing commitment amount of $4,000,000 every six months beginning June 2013 until the maturity date.

For the $6,000,000 revolving term loan, the company is required to repay the outstanding loan balance at the time the commitment expires on December 1, 2018.

BIG RIVER RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE F: LONG-TERM DEBT (continued)

Big River United Energy, LLC (continued)

CoBank (continued)

For the $25,000,000 revolving line of credit, the advances under the agreement are limited based on the borrowing base report. The company is required to repay the outstanding balance at the time the line of credit expires on February 1, 2014.

In addition, the company agrees to pay a monthly commitment fee at a rate of 0.5% on each of the revolving term loans and 0.3% for the revolving line of credit on the average daily unused portion of the commitment. As of December 31, 2012, the company has no amount drawn under the revolving line of credit.

AgStar

Prior to being refinanced with CoBank in December 2012, company had entered into a credit agreement with AgStar to finance the purchase of the plant.  Under the credit agreement, the lender provided a term loan for $76,000,000 and a term revolving loan of $20,000,000. The loans were secured by substantially all assets and mortgage on real estate.

The loans described above were subject to a common credit agreement with various financial and non-financial covenants that limit distributions, and include net worth and working capital requirements.

Specific terms for each loan were as follows:

Term loans

In June 2010, the company converted a portion of its term loan to a fixed rate term loan.

The variable rate portion required the company to make payments based on a variable interest rate of 3.0% plus the greater of the one month LIBOR Rate or 2.0% with a final scheduled payment of the remaining unpaid balance in September 2015.

In addition to the required payments, the company was required to make additional principal payments not to exceed $5,000,000 per year. Based on the operating results for the years ended December 31, 2011, the company was required to make an additional payment of $5,000,000.

The fixed rate portion required the company to make monthly principal and interest payments until January 2013 when the rate would have converted back to a variable interest rate of 3.0% plus the greater of the one month LIBOR Rate or 2.0% until September 2015.

BIG RIVER RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE F: LONG-TERM DEBT (continued)

Big River United Energy, LLC (continued)

AgStar (continued)

Revolving Term Loan

For the $20,000,000 revolving term loan, the company was required to make interest only payments based on a variable interest rate of 3.0% plus the greater of the one month LIBOR Rate or 2.0% until the scheduled maturity of September 2015.

In addition, the company agreed to pay a monthly commitment fee at a rate of 0.5% of the average daily unused portion of the commitment. As of December 31, 2012 and 2011, the company had no amounts outstanding under this revolving term loan.

NOTE G: MEMBERS’ EQUITY

The company was formed on March 6, 2006 as an Iowa Limited Liability Company and has a perpetual life. The company’s ownership is divided into four classes of units: Class A, B, C and D membership units. The profits and losses of the company will be allocated among the unit holders in proportion to the total units held. Distributions will be made to unit holders in proportion to the total units held. Each member is entitled to one vote for each unit held as to matters submitted to the membership.

The Class A member appoints eleven directors, Class B members appoint eight directors and Class C members appoint two directors to the board of directors. The total number of directors appointed by the Class A members shall increase by one director for each additional Class B, Class C or Class D director appointed under the terms of the operating agreement.

As of December 31, 2012, there are eleven Class A, eight Class B and two Class C directors. Transfer of the units is restricted pursuant to the operating agreement and to the applicable tax and securities laws and requires approval of the board of managers.

As of December 31, 2012 and 2011, the company had 367 and 362 members and the following membership units issued, respectively:

	2012	2011
Class A	5,033.40	5,033.40
Class B	3,666.00	3,666.00
Class C	3,500.00	3,500.00
Class D	8,455.00	8,455.00
	20,654.40	20,654.40

BIG RIVER RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE H: SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

The following is a schedule of supplemental disclosure of cash flow information for the years ended December 31, 2012 and 2011:

	2012	2011
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$6,541,537	$7,521,515

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Refinance of long-term debt borrowings	$45,838,942	$—

NOTE I: CONCENTRATIONS

The company has ethanol marketing agreements with an unrelated party which cover the entire ethanol marketing for the company. The agreements expire in August 2012 for Big River United Energy, LLC and in January 2016 for all other facilities, and automatically renews for one year terms thereafter, unless either party provides notice of non-renewal ninety days prior to the end of the term. The agreement requires payment of an agreed upon percentage of the net sales price as defined in the agreement.

The company has a co-products marketing agreement with an unrelated party which covers the entire distillers grain marketing for Big River United Energy, LLC. The initial term of the agreement ended August 2012 and was automatically extended for an additional one year terms and shall automatically extend hereafter, unless either party provides a 90 day written notice of termination. The agreement requires payment of an agreed upon percentage of the net sales price as defined in the agreement.

The ethanol and co-products could be marketed by other marketers without any significant effect on operations.

NOTE J: EMPLOYEE BENEFIT PLAN

The company has a defined contribution plan which covers full-time employees who meet age and length of service eligibility requirements. The company matches the participants’ contribution up to a maximum of 4% of wages. For the years ended December 31, 2012 and 2011, company matching contributions to the plan were $431,081 and $364,830, respectively.

BIG RIVER RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE K: LEASES

The company leases rail cars under long-term operating lease agreements expiring at various times through October 2019. The company is required to pay executory costs such as maintenance and insurance.

Minimum fixed future lease payments consist of:

Years Ending December 31,
2013	$4,652,539
2014	2,824,520
2015	2,205,600
2016	2,183,600
2017	1,769,400
Thereafter	2,966,500
Total minimum future lease payments	$16,602,159

Total rent expense of $5,272,922 and $4,633,461 was incurred in 2012 and 2011, respectively.

In addition, the company subleased rail cars to Platinum Ethanol, LLC under a long-term operating lease agreement that expired in June 2012. The company received reimbursements of lease expenses including executory costs such as maintenance and insurance totaling $207,000 and $621,000 for years ended December 31, 2012 and 2011, respectively. These payments are netted against lease expense and are included in cost of sales.

NOTE L: RELATED PARTY TRANSACTIONS

The company purchases corn from the patrons of one of the members and the noncontrolling members of the company. The corn supply could be purchased from other suppliers without any significant effect on operations.

NOTE M: COMMITMENTS AND CONTINGENCIES

Substantially all of the companies’ facilities are subject to federal, state, and local regulations relating to the discharge of materials into the environment. Compliance with these provisions has not had, nor does management expect to have, any material effect upon operations. Management believes that the current practices and procedures for the control and disposition of such wastes will comply with the applicable federal and state requirements.

In addition to the forward contracts marked to market and identified as derivative instruments, the company had entered into unpriced forward ethanol sales contracts delivery in 2012 of approximately 135,900,000 gallons.

BIG RIVER RESOURCES, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

NOTE M: COMMITMENTS AND CONTINGENCIES (continued)

Big River Resources West Burlington, LLC and Big River United Energy, LLC have issued letters of credit totaling $2,105,314 which expire at various times through September 2013 as security to certain vendors and lenders. There are no amounts drawn against these letters of credit as of December 31, 2012.

In January 2010, GS Clean Tech Corp. filed a lawsuit against Big River Resources West Burlington, LLC in the U.S. District Court for infringement rights on its patent covering corn oil extraction technology. On July 1, 2009, Big River Resources Galva, LLC entered into a Corn Oil Tricanter Purchase and Installation Agreement with ICM, Inc. This agreement includes an indemnification clause that holds Big River Resources West Burlington, LLC and Big River Resources Galva, LLC harmless from all claims, liabilities, and costs including attorney fees arising out of the infringement of adversely owned patents. However, if GS Clean Tech Corp. were to prevail in this lawsuit and ICM, Inc. was not able to pay the claims, the company would be liable for any amounts not paid by ICM, Inc. under the indemnification clause. Due to this indemnification clause, the company does not expect to incur any costs related to the litigation and no liability has been recorded as of December 31, 2012.

In October 2006, Big River Resources Galva, LLC entered into a development agreement with the City of Kewanee for the extension of the Enterprise Zone, to include land east of Galva upon which the company constructed the ethanol facility. The company is obligated to pay an amount equal to 20% of the gross value of the state use tax exemption that results from the purchase of any utility product, commodity or resource that such tax may be exempted from under the regulations of the enterprise zone before an extension and as it may be amended. Based on the estimated usage of natural gas at the time of the execution of the agreement, an amount of $160,000 per year is estimated to be payable in quarterly installments. The term of the agreement expires on December 31, 2017. For the years ended December 31, 2012 and 2011, the company made payments of $160,000 under this agreement.

The company has a sponsorship agreement which requires annual sponsorship payments totaling $375,000. The initial term of the agreement expires September 2015 and shall automatically renew for a single three year renewal term unless terminated by either party with a written notice of termination at least one hundred-eighty days before the end of the then-current term. The annual fee shall increase by $17,500 each subsequent year during the term of this agreement.

NOTE N: SUBSEQUENT EVENTS

In preparing these financial statements, the company has evaluated events and transactions for potential recognition or disclosure through February 15, 2013, the date the financial statements were available to be issued.

SUPPLEMENTARY INFORMATION

INDEPENDENT AUDITOR’S REPORT ON SUPPLEMENTARY INFORMATION

To the Board of Directors

Big River Resources, LLC

West Burlington, Iowa

We have audited the financial statements of Big River Resources, LLC as of and for the years ended December 31, 2012 and 2011, and our report thereon dated February 15, 2013, which expressed an unqualified opinion on those financial statements, appears on page one and two. Our audits were conducted for the purpose of forming an opinion on the financial statements as a whole. The supplementary information shown on pages 29 - 33 is presented for purposes of additional analysis. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the financial statements as a whole.

CHRISTIANSON & ASSOCIATES, PLLP

Certified Public Accountants and Consultants

February 15, 2013

BIG RIVER RESOURCES, LLC
CONSOLIDATING BALANCE SHEET
December 31, 2012

	Big River Resources, LLC	Big River Resources West Burlington, LLC	Big River Resources Galva, LLC	Big River Resources Boyceville, LLC	Big River United Energy, LLC	Big River Resources Grinnell, LLC	ELIMINATION ENTRIES	CONSOLIDATED
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$5,095,329	$11,085,123	$193,956	$336,702	$5,234,412	$182,295	$—	$22,127,817
Receivables
Trade	97	8,179,211	4,399,755	3,679,649	13,825,014	868	—	30,084,594
Related party	15,000,000	125,013	122,576	61,288	—	—	(15,308,877)	—
Inventories	—	29,818,665	23,866,111	8,229,868	16,949,788	—	—	78,864,432
Prepaid expenses	71,401	424,215	424,028	296,720	359,752	2,702	—	1,578,818
Derivative instruments	—	3,457,672	1,709,696	484,414	1,571,376	—	—	7,223,158

TOTAL CURRENT ASSETS	20,166,827	53,089,899	30,716,122	13,088,641	37,940,342	185,865	(15,308,877)	139,878,819

PROPERTY AND EQUIPMENT
Land and land improvements	—	7,242,974	12,294,993	9,099,390	11,481,641	1,340,000	—	41,458,998
Building structure	—	13,045,669	31,597,310	13,966,577	19,848,390	—	—	78,457,946
Grain equipment	—	21,851,952	7,647,145	6,059,575	7,862,294	—	—	43,420,966
Process equipment	—	100,115,653	122,247,449	43,015,942	56,886,345	—	—	322,265,389
Other equipment	289,799	2,800,141	2,604,104	941,908	2,802,399	—	—	9,438,351
Construction in progress	—	216,697	—	—	—	—	—	216,697
	289,799	145,273,086	176,391,001	73,083,392	98,881,069	1,340,000	—	495,258,347
Accumulated depreciation	(106,303)	(58,249,225)	(42,324,816)	(7,560,747)	(22,912,497)	—	—	(131,153,588)
	183,496	87,023,861	134,066,185	65,522,645	75,968,572	1,340,000	—	364,104,759

OTHER ASSETS

Investments in subsidiaries	298,215,831	—	—	—	—	—	(298,215,831)	—
Investments	34,775	5,636,859	1,737,577	11,718	2,422,561	—	—	9,843,490
Deposits	—	—	—	—	200,000	—	—	200,000
Notes receivable	—	—	—	—	292,351	—	—	292,351
Financing costs, net of amortization	8,637	384,767	584,834	111,983	272,144	—	—	1,362,365

TOTAL OTHER ASSETS	298,259,243	6,021,626	2,322,411	123,701	3,187,056	—	(298,215,831)	11,698,206

TOTAL ASSETS	$318,609,566	$146,135,386	$167,104,718	$78,734,987	$117,095,970	$1,525,865	$(313,524,708)	$515,681,784

See independent auditor’s report on supplementary information.

BIG RIVER RESOURCES, LLC
CONSOLIDATING BALANCE SHEET
December 31, 2012

	Big River Resources, LLC	Big River Resources West Burlington, LLC	Big River Resources Galva, LLC	Big River Resources Boyceville, LLC	Big River United Energy, LLC	Big River Resources Grinnell, LLC	ELIMINATION ENTRIES	CONSOLIDATED
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Checks written in excess of funds on deposit	$—	$—	$737,324	$1,851,642	$—	$—	$—	$2,588,966
Payables
Trade	—	32,643,135	2,674,796	3,530,379	3,598,109	—	—	42,446,419
General	118,930	2,253,122	2,161,711	1,627,061	1,919,252	6,800	—	8,086,876
Related party	306,440	7,500,000	7,501,625	812	—	—	(15,308,877)	—
Accrued expenses	675,337	820,714	411,995	225,448	1,737,966	23,776	—	3,895,236
Deferred sales	—	—	79,364	—	6,769,643	—	—	6,849,007
Current maturities of long-term debt	1,000,000	9,094,445	10,500,000	—	6,404,032	—	—	26,998,477

TOTAL CURRENT LIABILITIES	2,100,707	52,311,416	24,066,815	7,235,342	20,429,002	30,576	(15,308,877)	90,864,981

LONG-TERM DEBT, less current maturities	8,000,004	14,483,332	11,121,295	14,977,408	38,719,031	—	—	87,301,070

MEMBERS’ EQUITY	305,709,629	78,931,211	132,460,821	55,889,253	53,384,718	1,502,113	(322,168,097)	305,709,648
Net Income (loss)	2,799,226	409,427	(544,213)	632,984	4,563,219	(6,824)	(5,054,607)	2,799,212
Noncontrolling Interest - Grinnell	—	—	—	—	—	—	747,645	747,645
Noncontrolling Interest - United Energy	—	—	—	—	—	—	28,259,228	28,259,228
	308,508,855	79,340,638	131,916,608	56,522,237	57,947,937	1,495,289	(298,215,831)	337,515,733

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$318,609,566	$146,135,386	$167,104,718	$78,734,987	$117,095,970	$1,525,865	(313,524,708)	$515,681,784

See independent auditor’s report on supplementary information.

BIG RIVER RESOURCES, LLC
CONSOLIDATING STATEMENT OF OPERATIONS AND EBITDA
Year Ended December 31, 2012

	Big River Resources, LLC	Big River Resources West Burlington, LLC	Big River Resources Galva, LLC	Big River Resources Boyceville, LLC	Big River United Energy, LLC	Big River Resources Grinnell, LLC	ELIMINATION ENTRIES	CONSOLIDATED

SALES	$—	$381,447,371	$310,839,153	$165,222,706	$320,159,024	$—	$(41,712,719)	$1,135,955,535

COST OF SALES	4,090	376,325,483	307,663,855	161,065,901	311,958,047	—	(41,712,719)	1,115,304,657

GROSS PROFIT (LOSS)	(4,090)	5,121,888	3,175,298	4,156,805	8,200,977	—	—	20,650,878

OPERATING EXPENSES	14,840	5,094,759	3,807,800	2,513,210	3,193,223	32,982	(527,870)	14,128,944

INCOME (LOSS) FROM OPERATIONS	(18,930)	27,129	(632,502)	1,643,595	5,007,754	(32,982)	527,870	6,521,934

OTHER INCOME (EXPENSES)
Equity in earnings of subsidiaries	2,799,226	—	—	—	—	—	(2,799,226)	—
Management fee income	527,870	—	—	—	—	—	(527,870)	—
Interest expense	(507,324)	(1,387,341)	(1,028,353)	(1,020,463)	(2,320,876)	—	—	(6,264,357)
Investment income	—	1,739,991	1,257,358	19,947	1,883,403	—	—	4,900,699
Other income (expense)	(1,616)	29,648	(140,716)	(10,095)	(7,062)	26,158	—	(103,683)
	2,818,156	382,298	88,289	(1,010,611)	(444,535)	26,158	(3,327,096)	(1,467,341)

NET INCOME (LOSS)	$2,799,226	$409,427	$(544,213)	$632,984	$4,563,219	$(6,824)	$(2,799,226)	$5,054,593

EBITDA
Net income (loss)	$2,799,226	$409,427	$(544,213)	$632,984	$4,563,219	$(6,824)	$(2,799,226)	$5,054,593
Interest	507,324	1,387,341	1,028,353	1,020,463	2,320,876	—		6,264,357
Income taxes	—	—	—	—	—	—		—
Depreciation	50,121	9,374,734	11,580,913	6,987,072	6,767,529	—		34,760,369
Amortization	1,250	117,489	169,892	8,067	39,222	—		335,920

Total EBITDA	$3,357,921	$11,288,991	$12,234,945	$8,648,586	$13,690,846	$(6,824)	$(2,799,226)	$46,415,239

See independent auditor’s report on supplementary information.

BIG RIVER RESOURCES, LLC

CONSOLIDATED SCHEDULES OF SALES AND COST OF SALES
Years Ended December 31, 2012 and 2011

SALES	2012	%	AVG PRICE	2011	%	AVG PRICE
Ethanol	$837,750,584	73.75	$2.31	$911,553,810	78.43	$2.72
Dried distillers grains	198,527,478	17.48	223.36	172,607,848	14.85	188.01
Modified distillers grains	26,856,947	2.36	104.27	8,749,000	0.75	82.21
Non-food oil	28,076,653	2.47	0.38	19,924,641	1.71	0.44
Elevator corn sales	85,309,010	0.84	6.81	58,771,126	1.51	6.24
Less: intercompany corn sales	(75,712,147)			(41,244,846)
Elevator soybean sales	31,257,316	2.75	14.80	29,091,357	2.50	11.87
Elevator drying, storage & handling	3,889,694	0.35	—	2,854,866	0.25	—

	$1,135,955,535	100.00		$1,162,307,802	100.00

COST OF SALES
Corn purchases	$792,297,856	69.75	$6.81	$738,558,946	63.54	$6.14
Derivative instruments	14,563,092	1.28		40,131,892	3.45
Change in inventory	2,324,687	0.20		3,251,457	0.28
Chemical ingredients	36,143,206	3.18		30,797,992	2.65
Natural gas	33,638,361	2.96		41,767,276	3.59
Utilities	13,326,003	1.17		11,623,436	1.00
Wages	11,356,976	1.00		9,420,621	0.81
Maintenance	9,155,087	0.81		7,325,587	0.63
Supplies	2,073,336	0.18		1,232,830	0.11
Insurance	658,834	0.06		646,253	0.05
Freight	38,451,828	3.38		48,600,784	4.18
Equipment leases	5,272,922	0.46		4,633,461	0.40
Depreciation	34,710,248	3.06		28,428,691	2.45
Marketing	7,042,512	0.62		7,045,889	0.61
Elevator corn and soybean purchases	112,384,671	9.89		82,062,010	7.06
Miscellaneous	1,905,038	0.17		1,574,112	0.14

	$1,115,304,657	98.17		$1,057,101,237	90.95

See independent auditor’s report on supplementary information.

BIG RIVER RESOURCES, LLC
CONSOLIDATED SCHEDULES OF OPERATING EXPENSES AND OTHER INCOME
Years Ended December 31, 2012 and 2011

	2012	2011
OPERATING EXPENSES
Wages	$10,365,496	$11,857,363
Payroll taxes	268,536	233,721
Employee benefits	1,224,932	1,315,963
Insurance	800,711	641,210
Materials and supplies	339,003	272,437
Professional fees	611,150	1,335,890
Holding company allocations	(5,496,101)	(4,821,330)
Travel, meals and entertainment	190,725	159,333
Training	70,756	118,926
Repairs and maintenance	122,629	231,405
Office	677,479	568,781
Property taxes	1,416,747	1,099,246
Advertising	1,592,532	1,243,068
Amortization	386,041	381,573
Contributions	38,953	26,522
Utilities and telephone	657,002	504,171
Memberships, dues, licenses and permits	198,101	109,771
Miscellaneous	664,252	583,309

	$14,128,944	$15,861,359

OTHER INCOME (EXPENSE)
Interest income	$18,840	$60,038
Interest expense	(6,264,357)	(6,994,003)
Investment income	4,900,699	4,560,743
Other income (expense)	(122,523)	575,449

	$(1,467,341)	$(1,797,773)

See independent auditor’s report on supplementary information.

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